EXHIBIT 10.14

SETTLEMENT AGREEMENT

This Settlement Agreement is made by and between Travanti Pharma Inc. (“Travanti”) and Iomed, Inc. (“Iomed”) (together, the “Parties”) as of January 24, 2006:

RECITALS

A.            On May 11, 2004, Travanti filed a Complaint against Iomed in the United States District Court for the District of Minnesota, Civil File No. 04-2667 JRT/FLN (the “Action”), alleging infringement of U.S. Patent No. 6,653,014 B2 (the “‘014 Patent”) by Iomed’s Companion80 product. Iomed denied the allegations and asserted Counterclaims and affirmative defenses.

B.            Travanti is also the owner of certain other patent applications, which it expects to issue shortly.

C.            In order to avoid the expense and uncertainty of continued litigation and appeals, the parties have agreed to settle all disputes between the parties.

D.            Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.             Iomed is hereby granted a fully paid-up, worldwide, transferable, nonexclusive license (the “License”) to the ‘014 Patent, including any divisionals, continuations, continuations-in-part, and foreign equivalents thereto, for the purpose of making, using, and/or selling Iontophoretic Medical Devices in the Orthopedic Therapy Market. “Iontophoretic Medical Devices,” as used herein, means medical devices for the delivery of water soluble drugs, medicaments and other pharmaceutical preparations; such definition excluding such devices sold and/or packaged together by or on behalf of Iomed with a drug, medicament, and/or pharmaceutical preparation intended to be delivered to the body by the device for therapeutic purposes. “Orthopedic Therapy Market,” as used herein, means non-physician physical and occupational therapy and non-physician sports medicine care providers for use in the treatment of orthopedic conditions. “Orthopedic Therapy Market” shall also include orthopedic physician offices for the administration of anti-inflammatory steroids for either use in pain management and/or for the treatment of inflammation.

2.             Travanti hereby grants Iomed a perpetual covenant not to sue Iomed, its distributors, customers, agents or representatives for infringement of any patent with respect to any Iontophoretic Medical Devices manufactured by or for Iomed and sold into the Orthopedic Therapy Market.

3.             After exhaustion of current inventories and validation under all Iomed internal operating procedures, all products manufactured and sold pursuant to the License shall be marked with the notation “Licensed under U.S. Patent No. 6,653,014 B2,” in a manner consistent with the manner by which Iomed marks other products covered by its own patents.

4.             Iomed shall pay to Travanti on or before January 31, 2006, the total sum of seven hundred fifty thousand dollars ($750,000.00) by wire transfer to this account:

Bank Name:

Bank ABA (routing) Number:

Bank Acct Name:

Bank Acct #:

5.             Iomed admits, and irrevocably waives the right to contest, that claims 1-4,9,10, 30,31, and 46-54 of the ‘014 Patent, which are the asserted claims in the Action, are valid and enforceable for any current or future products sold by Iomed. Any successor to Iomed’s interest under this Settlement Agreement shall be bound to such admissions to the extent that any dispute arises over Iontophoretic Medical Devices in the Orthopedic Therapy Market but shall not otherwise be bound by this provision. Iomed further agrees that it will not directly or indirectly aid, assign, or participate in any action involving any unaffiliated third party contesting the validity or enforceability of the ‘014 Patent within the Orthopedic Therapy Market for an Iontophoretic Medical Device.

6.             Iomed admits that the Companion80 product infringes one or more claims of the ‘014 Patent.

7.             Iomed shall not enter into any new distributor or sales representative agreements that prohibit the selling or promoting of Travanti products. This provision shall not, however, apply to existing agreements or renewals thereof. [Omitted as confidential and filed separately with the Securities and Exchange Commission.]

8.             Apart from the obligations established by this Settlement Agreement, the parties hereby release and discharge each other and their respective parent corporations, subsidiaries, employees, agents, attorneys, servants, representatives, officers, directors, successors and assigns of and from any and all responsibilities, duties, obligations, claims, demands, debts, causes of action, costs, losses, damages or liabilities of every nature and kind, known or unknown, suspected or unsuspected, arising out of or relating to the Action.

9.             Within seven (7) days of execution of this Settlement Agreement, the parties shall execute a stipulation for dismissal of all proceedings in the Action, each side to bear its own costs and attorney fees.

10.           This Settlement Agreement, and any provisions hereof, shall not be disclosed to third parties, except as required by law or in conjunction with an actual or threatened action relating to the ‘014 Patent. Travanti may also disclose the Settlement Agreement to potential financial and business partners subject to restrictions of confidentiality. Either party also may disclose that Travanti and Iomed have settled the litigation between them pending in the District of Minnesota, and that, as part of the settlement, Iomed has acquired rights to practice certain Travanti patents and patents pending in a defined market. [Omitted as confidential and filed separately with the Securities and Exchange Commission.]. The parties shall not disclose, discuss or characterize this Settlement Agreement or its terms, or the facts and events giving rise to it, in any manner that criticizes or disparages the other party.

11.           Apart from the representations in this Settlement Agreement, nothing contained in this Settlement Agreement, and no actions taken by any party in accordance with it, shall be deemed an admission by either party.

12.           This Settlement Agreement constitutes the entire agreement between the parties and supersedes any prior agreements, negotiations, or discussions relating to the subject matter of the Settlement Agreement.

13.           This Settlement Agreement shall be governed by the law of the State of Minnesota.

14.           Except to the extent set forth above, including but not limited to the provisions set forth in paragraph 5, all rights and obligations under this Settlement Agreement shall flow to and be binding upon the respective parties’ successors, assignees, partners, parents, subsidiaries, related companies, affiliates, agents, servants, representatives, officers, shareholders, directors, and employees.

15.           The parties each acknowledge that, with the assistance of counsel, they have participated in the drafting of this Settlement Agreement, and that any ambiguities should not be construed for or against any party to this Settlement Agreement on account of such drafting.

16.           If any provision of this Settlement Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provision of this Settlement Agreement.

17.           The undersigned individuals hereby warrant and represent that they have full authority to execute this Settlement Agreement on behalf of themselves and the entity for which they have signed.

18.           This Settlement Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one Settlement Agreement.

Dated: January 24, 2006	TRAVANTI PHARMA INC.

	By:	/s/ Rob Cohen

	Its:	President & CEO

Dated: January 24, 2006	IOMED, INC.

	By:	/s/ Robert J. Lollini

	Its:	President & CEO